Exhibit 23.2

21 March, 2005

Lazard Ltd Clarendon House 2 Church Street Hamilton HM 11 BERMUDA	DIRECT LINE: E-MAIL: OUR REF:	441-299 4923 cggarrod@cdp.bm CGG/mgb/329393/Corp.D.139300

Dear Sirs,

We hereby consent to the use of our name in the initial Registration Statement on Form S-1 to be filed on or about the date hereof by Lazard Ltd and Lazard Group Finance LLC with the Securities and Exchange Commission (the “Commission”). In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN